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Exhibit 23.1

[Seward & Kissel LLP Letterhead]

Paragon Shipping Inc.
Voula Center
102-104 V. Pavlou Street
Voula 16673
Athens, Greece

July 18, 2007

    Re:    Paragon Shipping Inc. (the "Company")

We hereby consent to each reference to us and the discussions of advice provided by us in the prospectus contained in registration statement of the Company on Form F-1 filed with the U.S. Securities and Exchange Commission (the "Commission") on July 18, 2007 without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules or regulations of the Commission.

Very Truly Yours,

/s/  SEWARD & KISSEL LLP

Seward & Kissel LLP

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  Exhibit 23.1